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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Siebel Systems, Inc.

We consent to incorporation by reference in the a Post-Effective Amendment No. 1 to the registration statement on Form S-8 (No. 333-07938) of Siebel Systems, Inc. of our report dated April 26, 1996, except as to Note 7, which is as of July 3, 1996, relating to the balance sheets of Siebel Systems, Inc. as of December 31, 1994, and 1995, and the related statements of operations, shareholders equity, and cash flows for the period from September 13, 1993 (inception) to December 31, 1993 and for years ended December 31, 1994 and 1995, which report appears in the registration statement on Form S-1 of Siebel Systems, Inc.

                                        KPMG Peat Marwick LLP


San Jose, California
March 4, 1997